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Exhibit 99(a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

        Pursuant to Title12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.
Name of Statutory Trust: Dividend Capital Realty Income Allocation Fund

2.
The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: "Third: In the State of Delaware, the name and address of the Registered Agent for service of process on the statutory trust, and the address of the Registered Office of the statutory trust is:

Corporation Service Company, 2711 Centerville Road,

Wilmington, DE 19801 (County of New Castle)
[set forth amendment(s)]

3.
(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing                        .

        IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of February, 2005, A.D.

By:	/s/ THOMAS FLORENCE Trustee
Name:	Thomas I. Florence, as Trustee and not individually Type or Print

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STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST